Exhibit 99.1

Aptar Reports Fourth Quarter and Annual 2020 Results; Showcases Resilient Business with Strong Second Half Results and Record Annual Free Cash Flow

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 18, 2021--AptarGroup, Inc. (NYSE:ATR) today reported fourth quarter and annual results for 2020 and highlighted the resiliency of the Company’s business model throughout the COVID-19 pandemic.

Fourth Quarter 2020 Summary

  Strong fourth quarter performance — reported sales grew 12%; core sales (excluding acquisitions and currency effects) grew 5%
  Double-digit sales growth for Pharma and Food + Beverage segments (reported and core sales) on broad based demand for our innovative solutions
  Acquisitions contributed to Beauty + Home’s reported sales growth while core sales declined modestly — continued strong demand from personal care and home care markets was offset by a marginally improved, though still below prior year, beauty market and lower custom tooling sales
  Reported earnings per share totaled $0.79 (an increase of 8% compared to the prior year)
  Adjusted earnings per share totaled $0.92 (an increase of 8% compared to the prior year when neutralizing currency effects)
  Achieved another quarter of strong cash flow from operations and free cash flow
  Declared quarterly dividend of $0.36 per share

Annual 2020 Summary

  Diversified business drove performance throughout the pandemic with considerable improvement in the second half of the year
  Reported sales growth of 2% with core sales equal to the prior year
  Reported earnings per share of $3.21 (a decrease of 12% compared to the prior year)
  Adjusted earnings per share of $3.64 (a decrease of 9% compared to the prior year when neutralizing currency effects)
  Earnings were negatively impacted by the effects of the global pandemic on the beauty and beverage markets
  Record cash flow from operations of $570 million (an increase of 11% compared to the prior year)
  Record free cash flow of $324 million (an increase of 19% compared to the prior year)
  Achieved our 27th consecutive year of increasing our aggregate annual dividend amount, returning $93 million to shareholders
  Acquired FusionPKG, a leader in high quality, prestige airless and color cosmetics packaging, and conception-to-launch turnkey solutions for the North American beauty market
  Expanded portfolio of digital health offerings through a strategic investment in Sonmol, the acquisition of the assets of Cohero Health, and the launch of a connected inhaler program for respiratory diseases in India with Lupin Limited
  Furthered our ESG commitments and received additional recognition (Newsweek’s Most Responsible Companies, Barron’s Most Sustainable Companies, CDP’s A List and Supplier Engagement leader, ISS ESG Prime Status, EcoVadis Gold)

Pandemic Resiliency

Aptar’s adaptability and diverse business model, which serves multiple geographies and attractive end markets, allowed the Company to navigate the COVID-19 pandemic with resilience. “I’m tremendously proud of our team. Throughout the year, we remained committed to providing consumers and patients with the best products and services, while also focusing on the health and safety of our people,” said Stephan B. Tanda, Aptar’s President and CEO. “We delivered on this commitment and ensured the continuity of our manufacturing supply while adapting our working protocols, travel policies and sanitizing procedures. We have greatly increased deployment of digital engagement formats and our people are holding frequent virtual co-creation sessions and webinars with our customers, potential prospects and industry partners. As the pandemic continues, we will adapt to changing market conditions and leverage the lessons learned as we become an even more agile organization. Our innovation pipeline and path to continued growth remain strong across all segments.”

Fourth Quarter Results

For the quarter ended December 31, 2020, reported sales increased 12% to $749 million compared to $671 million in the prior year. Core sales, excluding the impacts from changes in currency exchange rates and acquisitions, increased 5%.

Fourth Quarter Segment Sales Analysis
(Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(2%)	10%	13%	5%
Acquisitions	6%	1%	0%	3%
Currency Effects (1)	3%	6%	0%	4%
Total Reported Sales Growth	7%	17%	13%	12%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Tanda, said, “Our diversified portfolio of innovative products enabled us to deliver a strong fourth quarter and full-year performance, including the generation of significant cash from operations and free cash flow. Our Pharma and Food + Beverage segments achieved outstanding results. In our Beauty + Home segment, sluggish demand from the beauty market improved modestly from the third quarter and was offset by increased sales to the personal care and home care markets. I am proud of how our global team performed in the face of a very difficult environment.”

In Pharma, demand increased for Aptar’s drug delivery systems for central nervous system and asthma treatments, and injectable device components used with essential medications. Demand for active packaging solutions used with healthcare applications also increased. In Food + Beverage, continued high levels of at-home consumption drove increased demand for dispensing closures for the food market and there was modest restocking in the beverage market after many quarters of declining sales. In Beauty + Home, strong demand for dispensing systems for facial skin care, hand sanitizer, liquid soap, cleaning and disinfecting products offset decreased sales of pumps for fragrances and lower custom tooling sales compared to the prior year.

Aptar reported fourth quarter earnings per share of $0.79 compared to $0.73 during the same period a year ago, an increase of 8%. Current quarter adjusted earnings per share, excluding restructuring expenses, were $0.92 and increased 8% from the prior year adjusted earnings per share, including comparable exchange rates, of $0.85.

Annual Results

For the year ended December 31, 2020, reported sales increased 2% to $2.93 billion compared to $2.86 billion reported a year ago while core sales remained flat. The effects of currency translation rates were more than offset by the positive contribution from acquisitions.

Annual Segment Sales Analysis
(Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(7%)	9%	(1%)	0%
Acquisitions	4%	2%	0%	3%
Currency Effects (1)	(1%)	1%	(2%)	(1%)
Total Reported Sales Growth	(4%)	12%	(3%)	2%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Aptar’s Pharma segment performed very well throughout the year achieving strong sales growth on top of very strong results a year ago. Demand was particularly strong for injectable components and active packaging solutions. Aptar’s Beauty + Home and Food + Beverage segments experienced a more difficult year due to the pandemic affecting demand from the beauty and beverage markets with improved results in the second half of the year.

During the year, Aptar strengthened its portfolio of digital health offerings that enhance patient adherence by making a strategic investment in Sonmol and acquiring the assets of Cohero Health, both providers of digital healthcare solutions. Aptar also partnered with MIWA Technologies on smart-powered, in-store reusable and refillable capsules for food and beverage products.

For the full year, Aptar’s reported earnings per share were $3.21, a decrease of 12%, compared to $3.66 reported a year ago. Current year adjusted earnings per share, which exclude restructuring costs and acquisition-related expenses, were $3.64 and down 9% from prior year adjusted earnings per share, including comparable exchange rates, of $4.01.

Environment, Social, Governance (ESG)

“In addition to our solid financial performance and strategic investments made during the year, I am very pleased with our considerable progress in sustainability, diversity and inclusion initiatives. We are proud to partner with, and participate in, the United Nations Global Compact Initiative, the Science Based Targets Initiative, the Catalyst CEO Champions for Change, and the Gender and Diversity KPI Alliance,” stated Tanda.

Aptar has also published on its website policies for Human Rights; Diversity, Equity and Inclusion; and Community Engagement and Global Giving. These important statements outline Aptar’s commitment to upholding human rights, the environment, and supporting the communities in which it operates and beyond. The Company was recognized for its leadership in corporate sustainability by several organizations, including the global environmental non-profit CDP, securing a place on its prestigious ‘A List’ for tackling climate change and was named a Supplier Engagement leader. Aptar also achieved Gold Status by EcoVadis and Prime status by ISS ESG, one of the world’s leading rating agencies for sustainable investments. Finally, Newsweek has named Aptar in the top 100 of “America’s Most Responsible Companies 2021” and Barron’s has named Aptar among the “100 Most Sustainable Companies” for 2021.

Record Cash Flow

Cash generated from operations for the year reached $570 million, an increase of 11% over $514 million in the prior year primarily due to better working capital management and the positive impact of recent acquisitions. The company generated record free cash flow (cash flow from operations less capital expenditures) for the year of $324 million, an increase of 19% over $272 million in the prior year.

Outlook

Aptar expects earnings per share for the first quarter of 2021, excluding any restructuring expenses, to be in the range of $0.86 to $0.94 and this guidance is based on an effective tax rate range of 28% to 30%.

“For the first quarter we are looking at demand patterns impacted by the direct and indirect effects of the pandemic experience to date, and we are comparing to the first quarter of last year which was the last quarter not yet impacted by COVID-19 in a meaningful way. In summary, demand in the beauty fragrance and on-the-go beverage markets is expected to remain under pressure. We are also experiencing a drawdown of inventories by certain prescription drug and consumer health care customers in response to fewer cold and flu illnesses resulting from pandemic-related confinements and social distancing, and fewer non-critical doctor visits. We expect continued solid growth in our injectables components, active material solutions and dispensing systems for sanitizers, cleaners and food products. We are optimistic for the full year with a progressive recovery and a second half that will be stronger than the first half. This is aligned with customer expectations and our overall pipeline. We are taking significant steps to invest in growth capacity and new ways of working that will position us even better in the post-pandemic era. Additionally, our balance sheet is in excellent condition to take advantages of strategic opportunities,” said Tanda.

Share Repurchases and Cash Dividend

Amid the COVID-19 pandemic, Aptar has been focused on preserving liquidity and therefore it temporarily suspended its share repurchase plan. While the Company will continue to assess the impact the pandemic is having on its business throughout 2021, it is removing the aforementioned suspension in order to preserve its flexibility to make repurchases from time to time depending on market conditions. As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.36 per share. The payment date was February 17, 2021, to stockholders of record as of January 27, 2021.

Open Conference Call

There will be a conference call on Friday, February 19, 2021 at 8:00 a.m. Central Time to discuss the Company’s fourth quarter and annual results for 2020. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material solutions. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective packaging technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related expenses and certain purchase accounting adjustments related to acquisitions and investments. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measure our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Pandemic Resiliency” and “Outlook” sections of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: pandemics, including the impact of the COVID-19 pandemic on our global supply chain and our global customers and operations; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the successful integration of acquisitions and the achievement of the expected benefits of acquisitions and investments; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation plan; economic conditions worldwide including potential deflationary or inflationary conditions or economic downturn or uncertainty in regions we rely on for growth as a result of the COVID-19 pandemic or otherwise; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; and work stoppages due to labor disputes. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net Sales	$749,329	$671,333	$2,929,340	$2,859,732
Cost of Sales (exclusive of depreciation and amortization shown below)	470,191	435,588	1,842,821	1,818,398
Selling, Research & Development and Administrative	128,822	108,091	500,229	454,617
Depreciation and Amortization	57,886	49,978	220,300	194,552
Restructuring Initiatives	10,907	3,186	26,492	20,472
Operating Income	81,523	74,490	339,498	371,693
Other Income/(Expense):
Interest Expense	(7,271)	(8,621)	(33,244)	(35,489)
Interest Income	359	436	958	4,174
Equity in Results of Affiliates	(60)	(17)	(1,443)	135
Miscellaneous, net	(1,239)	1,408	(4,614)	1,556
Income before Income Taxes	73,312	67,696	301,155	342,069
Provision for Income Taxes	20,067	19,158	87,065	99,842
Net Income	$53,245	$48,538	$214,090	$242,227
Net Income Attributable to Noncontrolling Interests	(13)	(5)	(50)	(25)
Net Income Attributable to AptarGroup, Inc.	$53,232	$48,533	$214,040	$242,202
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.82	$0.76	$3.32	$3.81
Diluted	$0.79	$0.73	$3.21	$3.66

Average Numbers of Shares Outstanding:
Basic	64,833	63,835	64,418	63,574
Diluted	67,265	66,192	66,657	66,150

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
ASSETS

Cash and Equivalents	$300,137	$241,970
Short-term Investments	243	-
Total Cash and Equivalents, and Short-term Investments	300,380	241,970
Accounts and Notes Receivable, Net	566,623	558,428
Inventories	379,379	375,795
Prepaid and Other Current Assets	122,613	115,048
Total Current Assets	1,368,995	1,291,241
Property, Plant and Equipment, Net	1,198,748	1,087,678
Goodwill	898,521	763,461
Other Assets	523,789	419,739
Total Assets	$3,990,053	$3,562,119

LIABILITIES AND EQUITY

Short-Term Obligations	$117,866	$110,247
Accounts Payable, Accrued and Other Liabilities	662,463	573,028
Total Current Liabilities	780,329	683,275
Long-Term Obligations	1,054,998	1,085,453
Deferred Liabilities and Other	303,941	221,139
Total Liabilities	2,139,268	1,989,867

AptarGroup, Inc. Stockholders' Equity	1,850,389	1,571,916
Noncontrolling Interests in Subsidiaries	396	336
Total Equity	1,850,785	1,572,252

Total Liabilities and Equity	$3,990,053	$3,562,119

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	December 31, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$749,329	311,566	336,574	101,189	-	-

Reported net income	$53,245
Reported income taxes	20,067
Reported income before income taxes	73,312	83,888	1,535	6,959	(12,158)	(6,912)
Adjustments:
Restructuring initiatives	10,907	62	9,089	1,756	-
Adjusted earnings before income taxes	84,219	83,950	10,624	8,715	(12,158)	(6,912)
Interest expense	7,271					7,271
Interest income	(359)					(359)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	91,131	83,950	10,624	8,715	(12,158)	-
Depreciation and amortization	57,886	19,642	25,721	9,737	2,786	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$149,017	$103,592	$36,345	$18,452	$(9,372)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.9%	33.2%	10.8%	18.2%

	Three Months Ended
	December 31, 2019

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$671,333	267,160	314,793	89,380	-	-

Reported net income	$48,538
Reported income taxes	19,158
Reported income before income taxes	67,696	73,796	13,874	2,601	(14,390)	(8,185)
Adjustments:
Restructuring initiatives	3,186	251	2,813	(435)	557
Transaction costs related to acquisitions	2,160	1,785	375
Purchase accounting adjustments related to acquisitions and investments	333	333
Adjusted earnings before income taxes	73,375	76,165	17,062	2,166	(13,833)	(8,185)
Interest expense	8,621					8,621
Interest income	(436)					(436)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	81,560	76,165	17,062	2,166	(13,833)	-
Depreciation and amortization	49,978	16,967	20,677	9,579	2,755	-
Purchase accounting adjustments included in Depreciation and amortization above	(333)	(333)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$131,205	$92,799	$37,739	$11,745	$(11,078)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.5%	34.7%	12.0%	13.1%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended
	December 31, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,929,340	1,225,779	1,298,151	405,410	-	-

Reported net income	$214,090
Reported income taxes	87,065
Reported income before income taxes	301,155	351,411	3,832	32,324	(54,126)	(32,286)
Adjustments:
Restructuring initiatives	26,492	220	24,464	1,903	(95)
Transaction costs related to acquisitions	4,812	210	4,602
Purchase accounting adjustments related to acquisitions and investments	4,642	1,421	3,221
Adjusted earnings before income taxes	337,101	353,262	36,119	34,227	(54,221)	(32,286)
Interest expense	33,244					33,244
Interest income	(958)					(958)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	369,387	353,262	36,119	34,227	(54,221)	-
Depreciation and amortization	220,300	75,874	95,880	37,768	10,778	-
Purchase accounting adjustments included in Depreciation and amortization above	(3,367)	(667)	(2,700)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$586,320	$428,469	$129,299	$71,995	$(43,443)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.0%	35.0%	10.0%	17.8%

	Year Ended
	December 31, 2019

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,859,732	1,091,051	1,352,714	415,967	-	-

Reported net income	$242,227
Reported income taxes	99,842
Reported income before income taxes	342,069	317,897	80,281	31,835	(56,629)	(31,315)
Adjustments:
Restructuring initiatives	20,472	632	17,682	391	1,767
Transaction costs related to acquisitions	3,927	3,364	409	154
Purchase accounting adjustments related to acquisitions and investments	1,202	1,202
Adjusted earnings before income taxes	367,670	323,095	98,372	32,380	(54,862)	(31,315)
Interest expense	35,489					35,489
Interest income	(4,174)					(4,174)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	398,985	323,095	98,372	32,380	(54,862)	-
Depreciation and amortization	194,552	65,590	82,778	35,728	10,456	-
Purchase accounting adjustments included in Depreciation and amortization above	(1,202)	(1,202)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$592,335	$387,483	$181,150	$68,108	$(44,406)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.7%	35.5%	13.4%	16.4%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Income before Income Taxes	$73,312	$67,696	$301,155	$342,069

Adjustments:
Restructuring initiatives	10,907	3,186	26,492	20,472
Transaction costs related to acquisitions	-	2,160	4,812	3,927
Purchase accounting adjustments related to acquisitions and investments	-	333	4,642	1,202
Foreign currency effects (1)		5,115		5,417
Adjusted Earnings before Income Taxes	$84,219	$78,490	$337,101	$373,087

Provision for Income Taxes	$20,067	$19,158	$87,065	$99,842

Adjustments:
Restructuring initiatives	2,206	895	5,508	5,753
Transaction costs related to acquisitions	-	379	713	505
Purchase accounting adjustments related to acquisitions and investments	-	53	1,026	218
Foreign currency effects (1)		1,448		1,581
Adjusted Provision for Income Taxes	$22,273	$21,933	$94,312	$107,899

Net Income Attributable to Noncontrolling Interests	$(13)	$(5)	$(50)	$(25)

Net Income Attributable to AptarGroup, Inc.	$53,232	$48,533	$214,040	$242,202

Adjustments:
Restructuring initiatives	8,701	2,291	20,984	14,719
Transaction costs related to acquisitions	-	1,781	4,099	3,422
Purchase accounting adjustments related to acquisitions and investments	-	280	3,616	984
Foreign currency effects (1)		3,667		3,836
Adjusted Net Income Attributable to AptarGroup, Inc.	$61,933	$56,552	$242,739	$265,163

Average Number of Diluted Shares Outstanding	67,265	66,192	66,657	66,150

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.79	$0.73	$3.21	$3.66

Adjustments:
Restructuring initiatives	0.13	0.03	0.32	0.22
Transaction costs related to acquisitions	-	0.03	0.06	0.05
Purchase accounting adjustments related to acquisitions and investments	-	0.01	0.05	0.02
Foreign currency effects (1)		0.05		0.06
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.92	$0.85	$3.64	$4.01

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net Cash Provided by Operations	$188,726	$134,076	$570,153	$514,457

Less:
Capital Expenditures	$72,589	$55,435	$245,954	$242,276
Free Cash Flow	$116,137	$78,641	$324,199	$272,181
AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	Expected 2021	2020

Income before Income Taxes		$78,036

Adjustments:
Restructuring initiatives		4,839
Transaction costs related to acquisitions		1,384
Purchase accounting adjustments related to acquisitions and investments		1,390
Foreign currency effects (1)		6,314
Adjusted Earnings before Income Taxes		$91,963

Provision for Income Taxes		$22,786

Adjustments:
Restructuring initiatives		1,200
Transaction costs related to acquisitions		208
Purchase accounting adjustments related to acquisitions and investments		299
Foreign currency effects (1)		1,843
Adjusted Provision for Income Taxes		$26,336

Net Loss Attributable to Noncontrolling Interests		$3

Net Income Attributable to AptarGroup, Inc.		$55,253

Adjustments:
Restructuring initiatives		3,639
Transaction costs related to acquisitions		1,176
Purchase accounting adjustments related to acquisitions and investments		1,091
Foreign currency effects (1)		4,471
Adjusted Net Income Attributable to AptarGroup, Inc.		$65,630

Average Number of Diluted Shares Outstanding		66,111

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.84

Adjustments:
Restructuring initiatives		0.05
Transaction costs related to acquisitions		0.02
Purchase accounting adjustments related to acquisitions and investments		0.02
Foreign currency effects (1)		0.06
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.86 - $0.94	$0.99

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of January 31, 2021.
(2) AptarGroup’s expected earnings per share range for the first quarter of 2021 is based on an effective tax rate range of 28% to 30%. This tax rate range compares to our first quarter of 2020 effective tax rate of 29% on both reported and adjusted earnings per share.

Contacts

Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530

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815-479-5671